Exhibit 99.1

PRESS RELEASE

Harris Corporation Third Quarter Income Increases 57%
On Revenue Growth of 18%

MELBOURNE, Florida, April 26, 2005 – Harris Corporation (NYSE:HRS) today announced significant increases in revenue and earnings for the third quarter of fiscal 2005, driven by strong growth in its government businesses and increased profits in its commercial businesses. Revenue in the third quarter of fiscal 2005 increased 18 percent to $772 million, and net income increased 57 percent to $55.8 million. Earnings were $.40 per diluted share, compared to $.26 per diluted share in the prior-year quarter. Earnings per share reflect the two-for-one stock split completed March 30, 2005.

“It was another excellent quarter for Harris,” said Howard L. Lance, chairman, president, and chief executive officer. “Highlights of the quarter included further penetration of our government business into civil and technical services markets and increased momentum in our already very strong tactical radio business. In addition, gross margin improved in our microwave business from the successful international rollout of the new TRuepoint™ family of microwave products. Our broadcast business also delivered higher gross margin in its core business and essentially completed the integration of Encoda Systems, which significantly expands our market reach.”

Government Communications Systems
Revenue in the Government Communications Systems segment was $464.0 million in the third quarter, an 18 percent increase compared to the year-ago quarter. Operating income increased 22 percent to $52.3 million and was driven by excellent program execution.

Major revenue drivers in the quarter included the FAA Telecommunications Infrastructure (FTI) program, the Patriot technical services program for the National Reconnaissance Office, the Iraqi Media Network program, and sales from Orkand, a leading provider of technical services and information technology that was acquired at the beginning of the fiscal year.

New programs won during the quarter include a potential $77 million, three-year program for single-user-interface software for National Security Agency analysts; and a $37 million, three-year contract to provide large, unfurlable spaceborne antennas for the Mobile User Objective System, which will enhance the U.S. Navy existing satellite tactical communications system. Following the end of the quarter, Harris won a potential $350 million, 10-year program to provide tactical common data links for the U.S. Navy LAMPS helicopters.

RF Communications
Revenue in the RF Communications segment was a record $143.7 million, representing a 24 percent increase compared to the year-ago quarter. Operating income was $49.6 million, a 50 percent increase compared to the prior-year quarter. Higher operating results were driven by improved gross margin on higher sales volume and cost savings from successful negotiations with contract manufacturers on the UK Bowman Tactical Radio Programme.

Domestic revenue drivers included deliveries on recent Army Modularity orders for both multiband and HF Falcon® II radios to be used in manpack and vehicular configurations. International revenue benefited from the continuing ramp-up of the Bowman program. Orders during the quarter more than doubled compared to the prior-year quarter and were significantly greater than sales, adding further strength to the backlog. Orders were evenly split between domestic and international markets.

During the quarter, the segment was awarded an Indefinite Delivery Indefinite Quantity (IDIQ) contract from the U.S. Marine Corps for HF radios valued at up to $75 million. Significant orders during the quarter also included $33 million from the U.S. Army for HF radios, which included $16 million in support of Army Modularity; $12 million for HF radios from the U.S. Marine Corps; $68 million for HF radios from the government of Pakistan; and $7 million from the government of Algeria.

Microwave Communications
Revenue in the Microwave Communications segment was $74.3 million, compared to $81.5 million in the prior-year quarter. Operating income was $1.1 million, compared to a loss of $2.2 million in the year-ago quarter. Gross margin improved in the quarter as a result of increased shipments of TRuepoint, a new family of lower-cost microwave radios. Gross margin also benefited from a shift away from lower-margin international projects.

Revenue growth in North America in the third quarter was offset by lower international revenue, reflecting weak international orders in the prior quarter. International orders in the third quarter, however, increased significantly and were higher than sales, which should contribute to higher revenue in the fourth quarter. The company continues to add manufacturing capacity for its new TRuepoint radios that are tailored for international markets. Year-to-date orders for

TRuepoint™ now total approximately $30 million, and the company expects TRuepoint™ revenue to exceed $30 million in fiscal year 2005.

In addition to North America, regions of strength included the Middle East and Africa (MEA) and an improving Latin American market. Major new orders during the quarter included MTN Nigeria, Vee Networks Limited in Nigeria, Nextel Brazil, and Umniah Mobile Company in Jordan, as well as contracts from various mobile and private network providers in North America. During the quarter Harris also signed a long-term preferred supplier agreement with Sprint to provide TRuepoint radios for its mobile services nationwide.

Broadcast Communications
Revenue in the Broadcast Communications segment was $103.2 million, compared to $73.3 million in the prior-year quarter. Operating income for the segment was $6.9 million during the quarter, compared to $0.5 million in the year-ago quarter. Encoda Systems, which was acquired in the previous quarter, contributed significantly to segment orders, revenue, and operating income. The combined Harris/Encoda business has made Harris the leading global provider of end-to-end enterprise software solutions for the broadcast media industry.

Revenue drivers included increased sales in the U.S. of HD Radio™ transmission equipment. Revenue was dampened, however, by soft international market conditions for both analog and European-standard digital broadcast equipment. U.S. orders for digital TV transmission equipment increased in the quarter, reflecting measured progress in the domestic rollout of digital TV. Orders included equipment for Gray Communications, the Tri-State Christian Network, and Liberty Corporation.

Following the close of the quarter, Harris signed a deal with TV Azteca to provide digital television equipment that will distribute HDTV programming to nine cities in Mexico. Harris also received its first order for its H-Class™ next-generation enterprise software from British Sky Broadcasting, to be used as part of its forthcoming high-definition television services. The build-out of the national HD Radio infrastructure also continued in the quarter. Orders included a contract with National Public Radio (NPR) affiliate WJCT-FM in Jacksonville, Florida. The Company believes its market share in HD Radio broadcast transmission equipment is greater than 50 percent.

Financial Position
The company’s financial position and level of liquidity continue to be strong. Cash flow from operations in the first three quarters was $152 million. Harris continues to expect cash flow from operations for the fiscal year to be in the range of $200 million to $250 million. Cash and cash equivalents on hand at the end of the quarter were $276 million compared to $628 million at the beginning of the 2005 fiscal year. The principal use of cash during this period was for the acquisitions of Encoda and Orkand.

Outlook
The company has raised its fiscal year 2005 earnings guidance from a range of $1.43–$1.48 to a range of $1.45–$1.50 per share. The revised guidance continues to exclude costs of $.05 per diluted share associated with the November 3, 2004, acquisition of Encoda Systems. Harris reiterated its fiscal year 2006 guidance of $1.63–$1.68, which represents a 12–15 percent increase in diluted earnings per share, compared to fiscal 2005 guidance.

“In fiscal year 2006, we continue to expect revenue growth for the company in a range of 8–10 percent higher than fiscal year 2005,” said Lance. “Our two government businesses continue to deliver exceptional financial performance derived from excellent program execution and rapid response to customer needs. Secure communication networks, intelligence collection and information processing are expected to remain high priorities for the U.S. government. In our RF Communications segment, the stellar reputation of the Falcon II tactical radio and a robust order pipeline are expected to fuel strong growth throughout fiscal 2006. Orders in the third quarter were stronger than we had anticipated, and we expect additional order flow as a result of the pending Department of Defense fiscal year 2005 supplemental budget request.

“Operating income in our two commercial businesses has improved, while not at the pace we had anticipated due to somewhat weaker international revenue,” Lance said. “We will continue to take actions to lower our cost structure as appropriate. Contributions from new products and the expansion of addressable markets are expected to drive renewed revenue growth in both broadcast and microwave businesses in fiscal year 2006. The TRuepoint microwave radio family has been successfully launched, and our attention has now turned to increasing production capacity to meet improving international demand. In our broadcast business, additional market expansion is anticipated as the segment releases new digital products and our next-generation H-Class software platform, showcased at the recent National Association of Broadcasters (NAB) trade exhibition.”

Harris will host a conference call today at 5:00 p.m., Eastern Time, to discuss the above items. Interested individuals are invited to listen to the call by using a dial-in number: (719) 457-2625,

access code: 8167429. The conference call also will be broadcast live via the Internet at http://www.harris.com. A replay of the teleconference will be available beginning at 8:00 p.m., Eastern Time, and will run until midnight, Eastern Time, on Tuesday, May 3. To access the replay, please call (719) 457-0820, access code: 8167429. A recording of the call will also be available on Harris’ website beginning at 7:00 p.m., Eastern Time on April 26.

Harris Corporation is an international communications technology company focused on providing assured communications™ products, systems and services for government and commercial customers. The company’s operating divisions serve markets for government communications, tactical radio, broadcast, and microwave systems. Harris provides systems and service to customers in more than 150 countries. Additional information about Harris Corporation is available at www.harris.com.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the SEC, including fiscal 2005 earnings-per-share guidance adjusted to exclude the impact of an in-process R&D write-off and one-time integration costs associated with the acquisition of Encoda Systems Holdings, Inc. As noted in the release, the company raised its fiscal 2005 earnings guidance to a range of $1.45 to $1.50 per diluted share, excluding $.05 per diluted share of costs noted above for the second quarter acquisition of Encoda. On a GAAP basis including such costs, the earnings-per-share guidance for fiscal 2005 is $1.40 to $1.45 per diluted share. Management of Harris believes that these non-GAAP financial measures provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze Harris business trends and to better understand the company’s performance. In addition, the company may utilize non-GAAP financial measures as a guide in its budgeting and long-term planning process and to measure operating performance for some management compensation purposes. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.

Forward-Looking Statement
Statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this release include but are not limited to: earnings guidance for fiscal 2005 and fiscal 2006, the potential value of contract awards and potential contract awards, expected cash flow from operations for fiscal 2005 and statements regarding outlook, including expected revenue growth. The Company cautions investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. The Company’s consolidated results and the forward-looking statements could be affected by many factors, including but not limited to: our participation in markets that are often subject to uncertain economic conditions which makes it difficult to estimate growth in our markets and, as a result, future income and expenditures; our dependence on the U.S. government for a significant portion of our revenues, as the loss of this relationship or a shift in U.S. government funding could have adverse consequences on our future business; potential changes in U.S. government or customer priorities due to program reviews or revisions to strategic objectives, including termination of or potential failure to fund U.S. government contracts; risks inherent with large long-term fixed-price contracts, particularly the ability to contain cost overruns; the performance of critical subcontractors or suppliers; financial and government and regulatory risks relating to international sales and operations, including fluctuations in foreign currency exchange rates and the effectiveness of our currency hedging program; our ability to continue to develop new products that achieve market acceptance; the consequences of future geo-political events, which may affect adversely the markets in which we operate, our ability to insure against risks, our operations or our profitability; strategic acquisitions and the risks and uncertainties related thereto, including our ability to manage and integrate acquired businesses; potential claims that we are infringing the intellectual property rights of third parties; the successful resolution of patent infringement claims and the ultimate outcome of other contingencies, litigation and legal matters; customer credit risk; the fair values of our portfolio of passive investments, which values are subject to significant price volatility or erosion; risks inherent in developing new technologies; the potential impact of hurricanes on our operations in Florida and the potential impact of earthquakes on our operations in California; the ability to recruit and retain qualified personnel; and general economic conditions in the markets in which we operate. Further information relating to factors that may impact the Company’s results and forward-looking statements are disclosed in the Company’s filings with the SEC. Harris disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Attachments: Four financial tables.

HD Radio™ is a registered trademark of iBiquity Digital Corporation.

# # #

Media inquiries: Tom Hausman at 321-727-9131, or tom.hausman@harris.com

Investor relations inquiries: Pamela Padgett at 321-727-9383, or pamela.padgett@harris.com

For additional information, contact Harris Corporation at webmaster@harris.com.

Table 1
HARRIS CORPORATION
FY’05 Third Quarter Summary
CONSOLIDATED STATEMENT OF INCOME

	Quarter Ended		Three Quarters Ended
	April 1,	April 2,	April 1,	April 2,
	2005	2004	2005	2004
	(In millions, except per share amounts)

Revenue from product sales and services	$772.1	$654.0	$2,178.7	$1,795.8

Cost of product sales and services	(547.4)	(492.7)	(1,591.7)	(1,346.8)
Engineering, selling and administrative expenses	(136.0)	(103.6)	(361.2)	(296.2)
Non-operating income (loss)	(1.0)	(1.4)	(6.2)	(7.4)
Interest income	1.6	1.6	5.5	4.4
Interest expense	(6.1)	(5.9)	(18.1)	(18.5)

Income from continuing operations before income taxes	83.2	52.0	207.0	131.3
Income taxes	(27.4)	(16.6)	(66.0)	(38.7)

Income from continuing operations	55.8	35.4	141.0	92.6
Discontinued operations, net of income taxes	—	0.1	—	2.0

Net income	$55.8	$35.5	$141.0	$94.6

Net income per common share[1]
Basic
Continuing operations	$.42	$.27	$1.06	$.70
Discontinued operations	—	—	—	.01

	$.42	$.27	$1.06	$.71

Diluted
Continuing operations	$.40	$.26	$1.02	$.68
Discontinued operations	—	—	—	.01

	$.40	$.26	$1.02	$.69

Cash dividends paid per common share[1]	$.06	$.05	$.18	$.15

Basic weighted average shares outstanding[1]	132.8	132.3	132.7	132.5

Diluted weighted average shares outstanding[1]	141.4	140.8	141.3	140.3

1 Net income per share, cash dividends paid per share and weighted average shares outstanding in all periods reflect a two-for-one stock split effected as a 100 percent stock dividend in March 2005.

Table 2
HARRIS CORPORATION
FY’05 Third Quarter Summary
BUSINESS SEGMENT INFORMATION

	Quarter Ended		Three Quarters Ended
	April 1,	April 2,	April 1,	April 2,
	2005	2004	2005	2004
	(In millions)
Revenue
Government Communications Systems	$464.0	$394.8	$1,343.5	$1,070.7
RF Communications	143.7	116.1	373.3	310.9
Microwave Communications	74.3	81.5	229.2	232.9
Broadcast Communications	103.2	73.3	269.5	198.1
Corporate eliminations	(13.1)	(11.7)	(36.8)	(16.8)

	$772.1	$654.0	$2,178.7	$1,795.8

Income From Continuing Operations Before Income Taxes
Segment Operating Income (Loss):
Government Communications Systems	$52.3	$43.0	$150.5	$111.2
RF Communications	49.6	33.0	113.5	87.5
Microwave Communications	1.1	(2.2)	4.6	(6.3)
Broadcast Communications	6.9	0.5	10.2	4.2
Headquarters expense	(15.4)	(14.3)	(42.8)	(39.2)
Corporate eliminations	(5.8)	(2.3)	(10.2)	(4.6)
Non-operating income (loss)	(1.0)	(1.4)	(6.2)	(7.4)
Net interest	(4.5)	(4.3)	(12.6)	(14.1)

	$83.2	$52.0	$207.0	$131.3

Table 3
HARRIS CORPORATION
FY’05 Third Quarter Summary
CONSOLIDATED STATEMENT OF CASH FLOWS

	Three Quarters Ended
	April 1,	April 2,
	2005	2004
	(In millions)
Operating Activities
Net income	$141.0	$94.6
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	50.4	40.4
Non-current deferred income tax	4.8	(5.7)
Loss (gain) on the sale of securities available-for-sale	3.7	(2.5)
(Increase) decrease in:
Accounts and notes receivable	16.4	(14.3)
Unbilled costs and inventories	(32.9)	8.8
Increase (decrease) in:
Accounts payable and accrued expenses	(47.1)	34.0
Advance payments and unearned income	(2.4)	26.8
Income taxes	0.2	(0.9)
Other	17.4	6.1

Net cash provided by operating activities	151.5	187.3

Investing Activities
Cash paid for acquired businesses	(427.3)	—
Additions of plant and equipment	(51.9)	(43.4)
Cash paid for selected investments	—	(1.3)
Proceeds from the sale of securities available-for-sale	13.5	7.4

Net cash used in investing activities	(465.7)	(37.3)

Financing Activities
Proceeds from borrowings	117.3	1.6
Payment of borrowings	(127.5)	(27.4)
Proceeds from exercise of employee stock options	31.0	29.7
Repurchase of common stock	(36.2)	(43.2)
Cash dividends	(24.0)	(19.9)

Net cash used in financing activities	(39.4)	(59.2)

Effect of exchange rate changes on cash and cash equivalents	1.7	1.5

Net increase (decrease) in cash and cash equivalents	(351.9)	92.3

Cash and cash equivalents, beginning of year	627.5	442.6

Cash and cash equivalents, end of period	$275.6	$534.9

Table 4
HARRIS CORPORATION
FY’05 Third Quarter Summary
CONDENSED CONSOLIDATED BALANCE SHEET

	April 1,	July 2,
	2005	2004
	(In millions)
Assets
Cash and cash equivalents	$275.6	$627.5
Receivables	488.6	457.5
Unbilled costs and accrued earnings	129.6	111.1
Inventories	236.2	220.9
Current deferred income taxes	114.0	114.1
Income taxes receivable	4.8	6.6
Plant and equipment	303.0	283.3
Goodwill	569.8	223.3
Identifiable intangible assets	102.9	10.1
Non-current notes receivable	5.5	18.1
Other assets	143.7	153.3

	$2,373.7	$2,225.8

Liabilities and Shareholders’ Equity
Short-term debt	$2.3	$9.9
Accounts payable and accrued expenses	396.6	403.8
Advance payments and unearned income	149.2	129.1
Non-current deferred income taxes	15.0	2.8
Long-term debt	401.4	401.4
Shareholders’ equity	1,409.2	1,278.8

	$2,373.7	$2,225.8